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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A

                                 (RULE 13d-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                   PURSUANT TO RULES 13d-1(b), (c) AND (d) AND
               AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                               (AMENDMENT NO. 1)*

                                 IMC Global Inc.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)

                                  Common Stock

--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                   449669 10 0
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)

                                December 31, 2001
--------------------------------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[ ] Rule 13d-1(d)


-----------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 449669 10 0                                               Page 2 OF 12



________________________________________________________________________________
1.   Name of Reporting Person: Regents of the University of Michigan
     I.R.S. Identification Nos. of above persons (entities only): 38-6006309



________________________________________________________________________________
2.   Check the Appropriate Box if a Member of a Group
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC Use Only



________________________________________________________________________________
4.   Citizenship or Place of Organization:  Michigan



________________________________________________________________________________
  NUMBER OF    5.   Sole Voting Power:  0

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   Shared Voting Power:  0

  OWNED BY
               _________________________________________________________________
    EACH       7.   Sole Dispositive Power:  0

  REPORTING
               _________________________________________________________________
   PERSON      8.   Shared Dispositive Power:  0

    WITH
________________________________________________________________________________
9.   Aggregate Amount Beneficially Owned by Each Reporting Person:  0



________________________________________________________________________________
10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)

                                                                          [_]

________________________________________________________________________________
11.  Percent of Class Represented by Amount in Row (9):  0%



________________________________________________________________________________
12.  Type of Reporting Person (See Instructions):  CO



________________________________________________________________________________

CUSIP NO. 449669 10 0                                               PAGE 3 OF 12

________________________________________________________________________________
1.   Name of Reporting Person:  Eagle-GVI Two, L.L.C.
     I.R.S. Identification Nos. of above persons (entities only):



________________________________________________________________________________
2.   Check the Appropriate Box if a Member of a Group
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC Use Only



________________________________________________________________________________
4.   Citizenship or Place of Organization:  Delaware



________________________________________________________________________________
  NUMBER OF    5.   Sole Voting Power:  0

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   Shared Voting Power:  0

  OWNED BY
               _________________________________________________________________
    EACH       7.   Sole Dispositive Power:  0

  REPORTING
               _________________________________________________________________
   PERSON      8.   Shared Dispositive Power:  0

    WITH
________________________________________________________________________________
9.   Aggregate Amount Beneficially Owned by Each Reporting Person:  0



________________________________________________________________________________
10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)

                                                                          [_]

________________________________________________________________________________
11.  Percent of Class Represented by Amount in Row (9):  0%



________________________________________________________________________________
12.  Type of Reporting Person  (See Instructions):  OO



________________________________________________________________________________

CUSIP NO. 449669 10 0                                               PAGE 4 OF 12

________________________________________________________________________________
1.   Name of Reporting Person:  Eagle-GVI Two, Inc.
     I.R.S. Identification Nos. of above persons (entities only):



________________________________________________________________________________
2.   Check the Appropriate Box if a Member of a Group
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC Use Only



________________________________________________________________________________
4.   Citizenship or Place of Organization:  Delaware



________________________________________________________________________________
  NUMBER OF    5.   Sole Voting Power:  0

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   Shared Voting Power:  0

  OWNED BY
               _________________________________________________________________
    EACH       7.   Sole Dispositive Power:  0

  REPORTING
               _________________________________________________________________
   PERSON      8.   Shared Dispositive Power:  0

    WITH
________________________________________________________________________________
9.   Aggregate Amount Beneficially Owned by Each Reporting Person:  0



________________________________________________________________________________
10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)

                                                                          [_]

________________________________________________________________________________
11.  Percent of Class Represented by Amount in Row (9):  0%



________________________________________________________________________________
12.  Type of Reporting Person  (See Instructions):  CO



________________________________________________________________________________

CUSIP NO. 449669 10 0                                               PAGE 5 OF 12

________________________________________________________________________________
1.   Name of Reporting Person:  Eagle-GVI One, L.L.C.
     I.R.S. Identification Nos. of above persons (entities only):



________________________________________________________________________________
2.   Check the Appropriate Box if a Member of a Group
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC Use Only



________________________________________________________________________________
4.   Citizenship or Place of Organization:  Delaware



________________________________________________________________________________
  NUMBER OF    5.   Sole Voting Power:  0

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   Shared Voting Power:  0

  OWNED BY
               _________________________________________________________________
    EACH       7.   Sole Dispositive Power:  0

  REPORTING
               _________________________________________________________________
   PERSON      8.   Shared Dispositive Power:  0

    WITH
________________________________________________________________________________
9.   Aggregate Amount Beneficially Owned by Each Reporting Person:  0



________________________________________________________________________________
10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)

                                                                          [_]

________________________________________________________________________________
11.  Percent of Class Represented by Amount in Row (9):  0%



________________________________________________________________________________
12.  Type of Reporting Person  (See Instructions):  OO



________________________________________________________________________________

CUSIP NO. 449669 10 0                                               PAGE 6 OF 12

________________________________________________________________________________
1.   Name of Reporting Person:  Eagle-GVI One, Inc.
     I.R.S. Identification Nos. of above persons (entities only):



________________________________________________________________________________
2.   Check the Appropriate Box if a Member of a Group
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC Use Only



________________________________________________________________________________
4.   Citizenship or Place of Organization:  Delaware



________________________________________________________________________________
  NUMBER OF    5.   Sole Voting Power:  0

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   Shared Voting Power:  0

  OWNED BY
               _________________________________________________________________
    EACH       7.   Sole Dispositive Power:  0

  REPORTING
               _________________________________________________________________
   PERSON      8.   Shared Dispositive Power:  0

    WITH
________________________________________________________________________________
9.   Aggregate Amount Beneficially Owned by Each Reporting Person:  0



________________________________________________________________________________
10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)

                                                                          [_]

________________________________________________________________________________
11.  Percent of Class Represented by Amount in Row (9):  0%



________________________________________________________________________________
12.  Type of Reporting Person  (See Instructions):  CO



________________________________________________________________________________

ITEM 1.           (a)      NAME OF ISSUER.

                           IMC Global Inc.

                  (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

                           100 South Saunders Road, Suite 300
                           Lake Forest, IL 60045-2561

ITEM 2.           (a)      NAME OF PERSON FILING.

                           (1) Regents of the University of Michigan (the "University")

                           (2)      Eagle-GVI Two, L.L.C. ("Two LLC")

                           (3)      Eagle-GVI Two, Inc. ("Two Inc")

                           (4)      Eagle-GVI One, L.L.C. ("One LLC")

                           (5)      Eagle-GVI One, Inc. ("One Inc")

                           This statement is filed on behalf of all of these
                  Persons. Included in this statement as Exhibit 1 is the agreement among the University, Two LLC, Two Inc, One LLC and One Inc to file this statement on behalf of each of them.

                  (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE.

                           The principal business address for the University,
                  Two LLC, Two Inc, One LLC and One Inc is:

                           Development Legal Services
                           University of Michigan
                           9th Floor Wolverine Tower
                           3003 South State Street
                           Ann Arbor, Michigan 48109-1288

                  (c)      CITIZENSHIP.

                           The University is a Michigan constitutional
                  corporation.

                           Two LLC and One LLC both are Delaware limited
                  liability companies. A certificate of cancellation for each of Two LLC and One LLC has been filed with the Secretary of State of the State of Delaware on September 5, 2001.

                           Two Inc and One Inc both are Delaware corporations. A
                  certificate of dissolution has been filed for each of Two Inc and One Inc with the Secretary of State of the State of Delaware on September 5, 2001.

                  (d)      TITLE OF CLASS OF SECURITIES.

                           This information statement relates to the Common
                  Stock, $1.00 par value per share of the Issuer (the "Common Stock").

                  (e)      CUSIP NUMBER.

                           The CUSIP number of the Common Stock is 449669 10 0.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  Not applicable.

ITEM 4.           OWNERSHIP.

                  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                  Each of the University, Two LLC, Two Inc, One LLC and One Inc beneficially owns the following aggregate number and percentage of Common Stock:

                  (a)      Amount beneficially owned:  -0-

                  (b)      Percent of class:  0%

                  (c)      Number of shares as to which such person has:

                           (i)      sole power to vote or direct the vote: -0-

                           (ii)     shared power to vote or direct the vote: -0-

                           (iii) sole power to dispose or to direct the disposition of: -0-

                           (iv) shared power to dispose or direct the disposition of: -0-

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

                  Each of the University, Two LLC, Two Inc, One LLC and One Inc has ceased to be the beneficial owner of more than five percent of the Common Stock.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10.          CERTIFICATIONS.

                  Not applicable.

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  January 25, 2002              REGENTS OF THE UNIVERSITY OF MICHIGAN


                                           By: /s/ ROBERT A. KASDIN
                                               --------------------
                                           Name:    Robert A. Kasdin
                                           Title:   Executive Vice President and
                                                    Chief Financial Officer

Date:  January 25, 2002              EAGLE-GVI TWO, L.L.C.

                                           By: EAGLE-GVI TWO, INC.,
                                           Its Managing Member

                                           By: /s/ ROBERT A. KASDIN
                                               --------------------
                                           Name:    Robert A. Kasdin
                                           Title:   President


Date:  January 25, 2002              EAGLE-GVI TWO, INC.

                                           By: /s/ ROBERT A. KASDIN
                                               --------------------
                                           Name:    Robert A. Kasdin
                                           Title:   President


Date:  January 25, 2002              EAGLE-GVI ONE, L.L.C.

                                           By: EAGLE-GVI ONE, INC.,
                                           Its Managing Member

                                           By: /s/ ROBERT A. KASDIN
                                               --------------------
                                           Name:    Robert A. Kasdin
                                           Title:   President

Date:  January 25, 2002              EAGLE-GVI ONE, Inc.

                                           By: /s/ ROBERT A. KASDIN
                                               --------------------
                                           Name:    Robert A. Kasdin
                                           Title:   President

                                INDEX TO EXHIBITS

EXHIBIT NUMBER                           DESCRIPTION
1.                                       Joint Filing Agreement among the Filing
                                         Persons dated January 25, 2002.